UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 15, 2009

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01	Other Events.

Item 9.01	Financial Statements and Exhibits.

Signatures

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Severance Plan Amendment

On June 15, 2009, the Compensation Committee of Registrant’s Board of Directors approved an amendment to Registrant’s Executive Severance Plan (the “Plan”). All terms in quotations are as defined in the Plan.

Under the Plan, prior to its amendment, the CEO was to receive one year of severance pay if s/he was terminated without “cause” or resigned for “good reason” unless there had been a “change in control” in which case s/he would receive two years of severance pay. However, the CFO and other vice presidents were to receive severance pay for the same amount of time, nine and six months, respectively, if they were terminated without “cause” or resigned for “good reason” regardless of whether there had been a “change in control”.

Under the Plan as amended, the CEO’s severance pay is not altered. However, the length of time that the CFO and other vice presidents would receive severance pay was doubled, to eighteen and twelve months, respectively, in the event of “change in control” to mirror the treatment of the CEO.

One clarifying amendment was also made to the Plan. It had been the intent of the Board that “good reason” existed for the CEO if, among other reasons, s/he resigned because s/he was not the CEO of the surviving company following a “change in control”. However, the language in the Plan was not as clear on this point as it could have been, so the definition of “good reason” was amended accordingly.

A copy of the revised Plan is attached as Exhibit 10.34 with the changes (which were all additions) underlined.

Fiscal 2010 Key Employee Bonus Plan Adoption

The Compensation Committee of Registrant’s Board of Directors approved the structure for a key employee bonus plan for fiscal 2010 and the independent directors approved the target bonuses for the individual officers. The resulting fiscal 2010 bonus plan has a target bonus of 60% of base salary for Robert V. Dickinson, President and CEO, and a target bonus of 40% of base salary for each of Messrs. Kevin Berry, CFO; Kyle Baker, Vice President, Marketing;

Juergen Lutz, Vice President, Engineering; Daniel Hauck, Vice President, Sales; and Manuel Mere, Vice President, Operations and Information Systems. The target bonus of such six officers aggregates approximately $700,000 and the target bonus of all plan participants aggregates approximately $2,000,000.

The key employee bonus plan for fiscal 2010 provides for payment of quarterly bonuses and covers all employee as did the key employee bonus plan for fiscal 2009. The plan provides that the bonuses are to be a function of 25% for business revenue growth versus the prior quarter; 25% for gross margin versus plan; 25% for operating cash flow (pretax profit less interest income) versus plan; and 25% is discretionary. The amount of each bonus component can range from 0% to 200% of the product of the target bonus times the percentage payout for such component depending upon Company performance relative to each of these four factors as shown below:

Bonus Component	Minimum	Target	Maximum
Quarterly Revenue Growth	0%	5%	10%
Gross Margin	32%	37%	42%
Operating Cash Flow	$0	$0.5M	$1M
Discretionary	inapplicable	inapplicable	inapplicable

However, there is a cap for the total quarterly bonus payout of 24% of pro forma profit (determined on a non-GAAP basis) before tax excluding bonus expense.

Item 8.01 Other Events.

Registrant has noticed an error in the description of director compensation in the opening sentence of the third paragraph of item 8.01 of the Form 8-K dated August 21, 2008, which was filed on August 27, 2008. The $40,000 retainer of the Chairman of the Board, like the annual retainers other outside board members receive for serving as a member or chairman of committees of the board, is in addition to (rather than in place of) the $25,000 annual retainer which all outside members of Registrant’s board of directors receive.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.34, Executive Severance Plan as amended on June 15, 2009, is attached.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 19th day of June, 2009.

CALIFORNIA MICRO DEVICES CORPORATION

(Registrant)

By:	/s/ ROBERT V. DICKINSON
Robert V. Dickinson
President and Chief Executive Officer

Exhibit Index

Exhibit	Description
10.34	Executive Severance Plan as amended on June 15, 2009, is attached.